4th Quarter 2003 Conference Call

Joey - Good Morning - I will begin with some financial statistics and our current expectations for 2004. David will follow up with his perspective of the quarter, current freight environment and comments regarding the new HOS rules.

     I will state in advance that this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information is in accordance with the company's current expectations and is subject to certain risks and uncertainties and we would encourage you to review those risks in the company's latest filings with the Securities Exchange Commission.

I would like to begin with some miscellaneous financial information that was not covered in our press release:

o Fuel surcharge revenue - $6.6 million versus $5.8 million last year.

o Other accessorial revenue - $2.5 million versus $2.2 million last year.

o End of quarter owner operators - 413, 12% of the miles for this quarter versus 10% of the miles last year.

o Capital expenditures - For the quarter, net balance sheet capital expenditures were $14.6 million with net purchases for the year of $25.9 million.

o We averaged for the quarter about 1,200 teams which were about 85 more than the fourth quarter of 2002 and sequentially about the same as the third quarter.

Regarding expenses, our after-tax cost per mile increased $.024 per mile to $1.144. To understand our costs during the quarter, you have to combine equipment rentals, depreciation, and interest of both leased and owned equipment, which we call "ownership/lease costs". Our ownership/lease costs are up $.037 per mile versus the fourth quarter of 2002. This area is up due to additional costs of placing 671 new tractors with 2002 emission compliant engines in service during the quarter which brought the total as of the end of December to 1,421. Also due to our decision to increase the size of our trailer fleet in response to a shorter length of haul, we had

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1,770 more trailers during the quarter versus a year ago. The trailer fleet was temporarily inflated at year end due to the timing of new and trade deliveries related to our TIP transaction.

Several factors regarding our fuel program negatively impacted our results by about $860 thousand or $.04 per share. Diesel prices averaged $.05 per gallon higher than the fourth quarter a year ago resulting in fuel expense increasing $1.5 million versus a year ago. This includes an unfavorable swing of approximately $335 thousand in our purchase commitment and hedge program, as well as due to the growth of the 2002 engines as a percentage of the total fleet, our fuel economy was negatively impacted on average by one tenth of a mile per gallon. We were able to offset a portion of the $1.5 million increase with $.8 million more in fuel surcharge. This produced a net cost of fuel per company mile of $.195 versus $.187 last year, which continues to be within our program design band of $.18 to $.20 per company mile.

Other areas, mainly salaries and wages and maintenance expense, were lower than year ago. Although our operating margin increased 50 basis points, our pretax margin increased 75 basis points compared to the fourth quarter of last year. The increase in the pretax margin reflects a movement to above the line lease expense from below the line interest expense as we leased more of our equipment.

From a balance sheet perspective, our aggressive 2003 equipment plan discussed in the release continues to unfold with us financing a good portion under operating leases. For the quarter, we added $17 million in on balance sheet financing and $29 million in present value of off balance sheet financing. For the year, we reduced our balance sheet debt by $22 million to $62 million but increased the present value of operating leases by approximately $47 million to $139 million. Our balance sheet debt to capitalization ratio ended the year at 24%, while our book value per share ended the year at slightly less than $13 per share. Also our cash flow was

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helped for 2003 by reducing our days of sales outstanding in receivables from
42 days to a little over 39 days by yearend.

Regarding our expectations for the year, we expect the following: 1) A continuing strong economic environment at least as strong as the second half of 2003 is expected to provide at minimum a stable freight market; 2) A negative of an improving economy is a difficult and tough driver market; 3) We do not plan to grow the fleet in 2004 because we have yet to reach our profitability goals;
4) Although early, we believe that in the long term HOS will be a net "neutral" to earnings due primarily to increased accessorials and decreased utilization, but we continue to study the impact to us and the shipping community; 5) Mainly due to the HOS impact, utilization is anticipated to be flat to down 5% each quarter; 6) Accessorial revenue from HOS is expected to be up a couple of cents per mile to offset utilization losses and accessorial pay for our drivers; 7) We have announced a driver pay increase (including owner operators) effective March 15 that we expect to net out to 3 cents per mile, in addition to the accessorial pay mentioned above, which we believe will greatly aid in filling any unmanned trucks; 8) In addition to accessorial charges, rates are expected to be up $.03 to $.04 per mile in the first quarter versus year ago and accelerating to $.05 to $.06 per mile over year for the remaining quarters to help pay for the March 15 driver pay increase; 9) Our after tax cost per mile for each quarter is expected to be in the $1.16 to $1.17 per mile range mainly being driven by the March 15 driver pay increase, higher ownership/lease costs, and lower maintenance expense; 10) Capital expenditures, including those purchased and those financed with leases, are expected to be around $35 million for the year.

Based on the expectations outlined above, we believe revenue will increase around 5% each quarter compared with the same quarter in 2003 and earnings will be in the $1.05 to $1.10 per share range for the year. Due to the effect of the higher ownership costs, the uncertain impact of HOS, and the March 15 driver pay increase, we

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expect earnings for the first quarter will be essentially flat with year ago.
Beyond the first quarter, we anticipate second quarter earnings will be $.25 to $.28 per share, third quarter will be $.36 to $.39 per share and fourth quarter will be $.33 to $.37 per share.


David - Overview of the Quarter

     Freight during the fourth quarter was generally strong with utilization up over year ago very nicely in October and pretty much flat in November and December. The main issue that affected our utilization during the quarter was the impact of unmanned trucks. As we all know, the "driver issue" is back and alive and well for carriers. Today we have about 5% of our fleet unmanned and this is impacting our utilization pretty significantly. With the first quarter being typically our best quarter for filling trucks combined with the driver pay increase that we announced last week, we expect to reduce our open trucks over the next 90 days. I'm also very excited about the movement in our rates. Through the first 9 months of 2003, we were $.02 to $.03 over the previous year's period, with the fourth quarter moving to $.04 over the fourth quarter of 2002. The combination of the good freight market and what we perceive to be a general lack of new capacity coming into the market (despite what some analysts are saying), we expect to continue pressing the envelope on the rate side as we strive to cover additional "ownership/lease" and driver pay costs and ultimately to achieve higher profits. So far this quarter, we are experiencing what I would call a "typical" January. Freight has been stronger in all areas of the country versus year ago, except the West Coast and North Texas.

     o   Utilization    Utilization for the quarter was up 1.3%. As I already
         stated the main factor that limited utilization for the quarter was open trucks. As Joey previously stated, our team count was up

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         slightly and that helped our utilization. Additionally, an approximately 100 mile per load reduction in our average length of haul resulted in our deadhead or non revenue miles increasing about 65 basis points to 7.7% from 7.1% last year.

     o   Customers and Rates   For the quarter, our top 100 accounts represented
         78% of total volume and grew 17%. We have 16 new accounts in the top
         100. Excluding the new accounts, the remaining top 100 were up 6%, which is an acceleration over the early part of this year.
         For the quarter, as a percentage of revenue:

         Transportation            33%

         Retail                    22%

         Food & Beverage            9%

         Consumer Goods             7%

         Manufacturing              7%

         Floorcoverings             6%

         Paper/packaging            6%

         Housing materials          4%

         Electronics                3%

         Auto                       3%

         The fourth quarter marks the seventh straight quarter of our rates increasing over the comparable period of the prior year, with our rates increasing $.04 per mile or 3.2% over last year. As we said earlier, we expect our rates to continue to expand throughout 2004.

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     o   Revenue Equipment    We currently have 1,421 new emission compliant
         engines in service with 79% being Detroit Diesels and the balance being Cummins. We continue to be pleased with the performance of the engines versus our expectations. We are currently seeing approximately 4% fuel degradation versus the pre EGR engines. As Joey stated, our current plans for 2004 are that we do not expect to grow our tractor fleet at all, while we will shrink our trailer fleet to about 8,600. Specifically we will replace about 1,000 trucks and we take delivery of about 1,600 trailers and trade or sell about 2,300 trailers.

     o   New HOS Rules    A lot has been written and said regarding the new
         rules. I participated in a conference call on Thursday, January 15 to discuss the progress on the topic from a carrier's point of view. To state in summary our progress: 1) All drivers have been trained on the new rules; 2) We have new accessorial changes in effect for all major customers; 3) We have been sending notifications regarding detention and billing new accessorials since the first week of January; 4) Although we are very early in the process, preliminary numbers indicate that billed accessorials will offset lost productivity and increased accessorial pay for drivers.

     o That wraps up my prepared comments and we will now open up for any questions.